Ex 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-127119 on Form S-8 of our reports dated March 8, 2011, relating to the consolidated financial statements and financial statement schedule of CKX, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion) and the effectiveness of the Company’s internal control over financial reporting, (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in this Annual Report on Form 10-K of CKX, Inc. for the year ended December 31, 2010.

/s/  DELOITTE & TOUCHE LLP

New York, New York
March 8, 2011

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